Exhibit 21 -- Subsidiaries of the Company


The following companies are subsidiaries of Zale Corporation:

         Zale Delaware, Inc.
         Diamond Funding Corp.  (iv)
         Zale Acquisition Corporation  (iv)
         Jewel Recovery, Inc.
         JHC Holding Corporation  (i)  (iv)
         Zale Holding Corporation  (ii)
         ZHCL Corporation  (iii)  (iv)

The following companies are subsidiaries of Zale Delaware, Inc.:

         Zale Puerto Rico, Inc.
         Dobbins Jewelers, Inc.

         Jewelers Financial Services, Inc.
         Zale Life Insurance Company
         Zale Indemnity Company
         Diamond Guaranty Insurance Company  (iv)
         Jewel Re-Insurance Ltd.
         Zale Employees Child Care Association, Inc.

(i) Jewelers Holding Corporation, formerly parent company of Zale Holding Corporation, merged into JHC Holding Corporation, which was formed on July 30, 1993 (the "Effective Date") for purposes of the merger.

(ii) Formerly parent company of Zale Corporation and currently a subsidiary of JHC Holding Corporation.

(iii) Formerly sister company of Zale Corporation and currently a subsidiary of JHC Holding Corporation.

Through reorganization, all of these companies became subsidiaries of Zale Corporation on the Effective Date.

(iv)     Currently an inactive corporation.